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CV THERAPEUTICS’ ANTI-ISCHEMIC AGENT RANEXA® SIGNIFICANTLY REDUCES HbA1c AND OTHER MARKERS OF DIABETES IN MERLIN TIMI-36

--Data confirms safety and HbA1c reductions seen in ischemic patients with diabetes in earlier clinical trials --

ORLANDO, Fla., November 6, 2007 – CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that data from a prospectively identified analysis of 2,220 diabetic patients from the MERLIN TIMI-36 study showed that Ranexa® (ranolazine extended-release tablets) significantly reduced hemoglobin A1c (HbA1c), increased the number of patients achieving the clinical HbA1c treatment target of 7.0 percent or less and reduced the incidence of newly increased HbA1c in patients without diabetes at baseline.

The findings were presented today at the American Heart Association Scientific Sessions in Orlando, Florida by Dr. David Morrow of the TIMI Study Group.

In patients with diabetes treated with Ranexa in the study, at four months HbA1c had declined approximately 0.7 percentage points, from a starting mean baseline of 7.5 to 6.8 percent, and 0.43 percentage points compared to placebo (p<0.001). Patients taking Ranexa were significantly more likely (p<0.001) to achieve the HbA1c treatment target of less than 7.0 percent, with 59 percent of diabetic patients on Ranexa achieving this target at four months.

Patients without diabetes at baseline who received Ranexa had a 32 percent reduction (p=0.003) in their risk of having new hyperglycemia or new increases in HbA1c (as defined by having an HbA1c of greater than 6.0 percent or a new fasting glucose of more than 110mg/dL). Worsening hyperglycemia (defined as greater than one percent increase in HbA1c) at one year of follow-up was 37 percent less likely (p<0.001) in the Ranexa treated group and no increased hypoglycemia or weight gain were observed in Ranexa patients compared to placebo.

“The results of the MERLIN TIMI-36 study confirm that ranolazine is a safe and effective anti-ischemic drug that also has favorable effects on arrhythmia and HbA1c,” Morrow said. “The reduction in HbA1c observed with ranolazine in the MERLIN TIMI-36 study is especially striking because the effects were observed on top of multiple other anti-diabetic drugs used as part of standard therapy.”

In accordance with a special protocol assessment agreement between the U.S. Food and Drug Administration (FDA) and CV Therapeutics, the Company believes that data from the MERLIN TIMI-36 study could support expansion of the existing Ranexa indication to first line angina. In September 2007, the Company submitted a supplemental new drug application to the FDA seeking a new indication for first line angina and a significant reduction in cautionary language.

Ranexa is currently indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

Study Design

MERLIN TIMI-36 (Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes) was a multi-national, double-blind, randomized, placebo-controlled, parallel-group clinical trial designed to evaluate the efficacy and safety of Ranexa during acute and long-term treatment in 6,560 patients (3,279 received ranolazine, 3,281 received placebo) with non-ST elevation ACS treated with standard therapy.

Within 48 hours of the onset of angina due to ACS, eligible hospitalized patients were enrolled in the study and randomized to receive intravenous Ranexa or placebo, followed by long-term outpatient treatment with Ranexa extended-release tablets or placebo. All patients also received standard therapy during both hospital-based and outpatient treatment. The doses of Ranexa extended-release tablets used in MERLIN TIMI-36 have been studied in previous Phase 3 clinical trials.

Participants in the MERLIN TIMI-36 study received current standard therapy, with approximately 96 percent of patients on aspirin, approximately 89 percent on beta blockers and approximately 82 percent on statins. Approximately 59 percent of study participants received coronary angiography during their initial hospitalization.

Previously published data from the MERLIN TIMI-36 study has shown that Ranexa was safe in this population of patients with coronary artery disease, which included nearly 1,100 patients with prior heart failure.

Potential Diabetes Mechanism

Substantial published data suggest that the anti-ischemic effects of Ranexa result from the drug’s activity to inhibit the late sodium current in cardiac cells. Preclinical work to identify the potential mechanism of action of Ranexa in diabetes has shown that ranolazine increased glucose stimulated insulin secretion in pancreatic islets. In separate experiments using preclinical models of insulin resistance, ranolazine also improved glucose homeostasis.

These data could illustrate an underlying potential first in class mechanism of action for the statistically significant reductions in HbA1c levels observed with Ranexa in cardiovascular patients with diabetes from the Phase 3 CARISA (n=189 with angina and diabetes) and MERLIN TIMI-36 (n=2,220 with acute coronary syndromes and diabetes) clinical trials.

In CARISA (Combination Assessment of Ranolazine in Stable Angina), Ranexa reduced HbA1c levels by an average of up to 0.7 percentage points in angina patients with diabetes. The reduction in HbA1c was not associated with increased hypoglycemia.

The Company plans to submit data from these new preclinical experiments for publication later this year.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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